Exhibit 99.1

MANAGEMENT

The following table presents information concerning our executive officers and directors following the Spin-Off.

Name	Age	Position
Sanjay Dhawan	55	Chief Executive Officer and Director
Mark Gallenberger	55	Chief Financial Officer
Stefan Ortmanns	55	Executive Vice President
Leanne Fitzgerald	54	General Counsel
Arun Sarin	64	Chairman of the Board
Thomas Beaudoin	65	Director
Marianne Budnik	50	Director
Sanjay Jha	57	Director
Kristi Ann Matus	51	Director
Alfred Nietzel	57	Director

The following are brief biographies describing the backgrounds of the executive officers and directors of the Company.

Sanjay Dhawan

Mr. Dhawan will be appointed our Chief Executive Officer on October 1, 2019. From August 2019 until such appointment, Mr. Dhawan has served in the position of Advisor to the Automotive Division of Nuance. From 2015 to 2019, Mr. Dhawan served as President of the Connected Services Division and Chief Technology Officer of Harman Industries International. Prior to joining Harman, he served as President and Chief Executive Officer of Symphony Teleca Corporation since 2010. Mr. Dhawan holds a Master’s degree in Electrical Engineering from Brunel University, England, and a Bachelor of Science degree in Electronics and Communications from REC Kurukshetra, India. With more than 30 years of technology leadership and extensive experience in the automotive industry, Mr. Dhawan brings a deep understanding of AI and machine learning applications, with particular focus on developing solutions at the intersection of devices, sensors, cloud solutions and data integration, all of which we believe makes him well qualified to serve as a member of our Board.

Mark Gallenberger

Mr. Gallenberger will be appointed our Chief Financial Officer on October 1, 2019. From July 2019 until such appointment, Mr. Gallenberger has served in the position of Finance Executive to the Automotive Division of Nuance. Prior to joining Nuance, he served as Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of Xcerra Corporation from 2014 to 2018. Mr. Gallenberger previously served as Xcerra’s Vice President, Chief Financial Officer and Treasurer from 2000 to 2014. Prior to joining Xcerra, Mr. Gallenberger was a Vice President with Cap Gemini, Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Prior to joining Ernst & Young, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group. Mr. Gallenberger holds an M.B.A. degree from J.L. Kellogg School of Management, Northwestern University and a B.S. in electrical engineering degree from Rochester Institute of Technology.

Stefan Ortmanns

Mr. Ortmanns will be appointed our Executive Vice President on October 1, 2019. Mr. Ortmanns joined Nuance in 2003 and has served as its Executive Vice President and General Manager of the Automotive Division

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since March 2018. As GM of the Automotive Division, Mr. Ortmanns has been responsible for hybrid, conversational AI-powered solutions for the digital car and automotive related services that are used by almost all of the world’s leading automotive manufacturers. He previously held other positions at Nuance including SVP of Engineering and Professional Services for the former Mobile Division. Mr. Ortmanns started working in the speech industry in 1993. Before he joined Nuance, he worked at Philips Speech Processing, Bell Labs, Lucent Technologies, and the University of Technology Aachen. He holds degrees in mechanical engineering, computer science and a Ph.D. in computer science.

Leanne Fitzgerald

Ms. Fitzgerald will be appointed our General Counsel and Secretary on October 1, 2019. Ms. Fitzgerald joined Nuance in 2008 and has served as its Vice President, Associate General Counsel, Corporate, Securities and Compliance and Assistant Secretary since 2018. Previously, Ms. Fitzgerald served as Vice President, Associate General Counsel and Assistant Secretary since 2014, and Associate General Counsel Intellectual Property since 2008. Prior to joining Nuance, she served in a variety of positions with increasing responsibility in the legal department at EMC Corporation from 1994 to 2008, culminating as Associate General Counsel. Ms. Fitzgerald holds a B.S. in engineering from the University of Massachusetts at Amherst and a J.D. from the University of New Hampshire School of Law, the Franklin Pierce Law Center.

Arun Sarin

Mr. Sarin served as Chief Executive Officer of Vodafone Group Plc from 2003 until his retirement in 2008. Mr. Sarin began his career at Pacific Telesis Group in 1984. He progressed through various management positions there and at AirTouch Communications Inc., which Pacific Telesis spun off in 1994, and was named president and chief operating officer of AirTouch in 1997. After AirTouch merged with Vodafone in 1999, he was appointed chief executive officer of Vodafone’s U.S./Asia-Pacific region. He left Vodafone in 2000 to become Chief Executive Officer of InfoSpace, Inc., and from 2001 until 2003, he served as Chief Executive Officer of Accel-KKR Telecom. After his retirement in 2008, he served as a senior advisor to Kohlberg Kravis Roberts & Co. for five years. Mr. Sarin currently serves as a director at Cisco Systems, Inc., The Charles Schwab Corporation and Accenture plc. He previously served as a director of Safeway, Inc. from 2009 to 2015 and Blackhawk Network Holdings, Inc. from 2009 to 2018. Mr. Sarin holds M.B.A. and Master of Science (Engineering) degrees from University of California-Berkeley and a B.S. from the Indian Institute of Technology in Kharagpur, India. Because of his significant global, managerial and financial experience and background in technology and telecommunications, we believe Mr. Sarin is well qualified to serve as a member of our Board.

Thomas Beaudoin

Mr. Beaudoin re-joined Nuance in 2017. He serves as the head of Nuance’s Business Transformation Office and is responsible for leading efforts to align and fully leverage technologies within Nuance’s key vertical markets, and drive growth while improving margins and cost structure. Prior to re-joining Nuance, Mr. Beaudoin held several executive leadership roles, including CFO of SimpliVity Corp. (now HPE SimpliVity) from 2015 to 2017; executive vice president and CFO of Nuance from 2008 to 2015; president and CFO of Polaroid Corporation; senior vice president and CFO of Parametric Technology Corporation; and a number of senior finance positions during his 24-year career at Digital Equipment Corporation then Compaq Computer Corporation now Hewlett Packard. Mr. Beaudoin holds a B.S.B.A. degree and an M.B.A. from Babson College. With more than 40 years’ experience, Mr. Beaudoin has deep insight and experience in developing financial and operational leadership strategies for global enterprises, all of which we believe makes him well qualified to serve as a member of our Board.

Marianne Budnik

Ms. Budnik has served as Chief Marketing at CyberArk Software Ltd. since 2017. Prior to joining CyberArk, Ms. Budnik served as Chief Marketing Officer for SimpliVity Corporation (acquired by Hewlett

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Packard Enterprise) from 2014 to 2017. Her prior experience also includes serving as Chief Marketing Officer for Acme Packet, Inc. (acquired by Oracle Corporation) and Chief Marketing Officer for CA Technologies. Ms. Budnik currently serves as a director at Schibsted Media Group. Ms. Budnik holds an M.B.A. from Boston University Questrom School of Business, a bachelor’s degree from Babson College and a Corporate Director Certificate from Harvard Business School. Ms. Budnick is a seasoned technology marketing executive, experienced in leading both transformational marketing initiatives at mature and growth companies, and driving market disruption with some of the fastest growing B2B start-ups in the technology and telecommunications industries, all of which we believe makes her well qualified to serve as a member of our Board.

Sanjay Jha

Mr. Jha has served as a General Partner at Eclipse Ventures since 2019. Mr. Jha was Chief Executive Officer of GlobalFoundries Inc. the world’s second-largest semiconductor foundry business from 2014 to 2018. Prior to joining GlobalFoundries, Mr. Jha was Chief Executive Officer for Motorola Mobile Devices from 2008 to 2012, a role he held until the company’s acquisition by Google. Before joining Motorola, Mr. Jha was at Qualcomm for over 14 years, ending his tenure at Qualcomm as the Chief Operating Officer (2006 to 2008) and President of Qualcomm CDMA Technologies (2002 to 2008). Mr. Jha was a member of the board of directors of the Semiconductor Industry Association and also served as Chairman of the Global Semiconductor Alliance. Additionally, he is a member of the board of trustees of UC San Diego and the Salk Institute and serves of the board of several private start-ups. Mr. Jha holds a Ph.D. (2001), and D.Sc (Hon) in Electrical and Electronics Engineering from the University of Strathclyde. He was inducted into the US National Academy of Engineering in 2018. Mr. Jha has an extensive background in the semiconductor and mobility industries and significant managerial, international and technological experience, all of which we believe makes him well qualified to serve as a member of our Board.

Kristi Ann Matus

Ms. Matus has been an executive advisor to Thomas H. Lee Partners since 2017. From 2014 to 2016 Ms. Matus served as the Executive Vice President, Chief Financial and Administrative Officer at athenahealth, Inc. From 2012 to 2013, Ms. Matus served as Executive Vice President and Head of Governmental Services at Aetna, Inc. Prior to Aetna, she held several senior leadership roles at United Services Automobile Association, including Executive Vice President and Chief Financial Officer from 2008 to 2012. She began her career at Thrivent where she held various financial and operational roles for over a decade. Ms. Matus currently serves as a director at AXA Equitable Holdings, Inc. and AllianceBernstein Holding L.P. Ms. Matus holds a B.S. degree from University of Wisconsin, Oshkosh. Ms. Matus has extensive management and financial expertise as well as corporate governance and key leadership skills developed through her decades of experience, all of which we believe makes her well qualified to serve as a member of our Board.

Alfred Nietzel

Mr. Nietzel has been an independent consultant since 2017. From 2014 to 2017, Mr. Nietzel served as the Chief Financial Officer and Executive Vice President at CDK Global, Inc. Prior to CDK’s spin-off, Mr. Nietzel was with Automatic Data Processing, Inc. since 2001 and served as Chief Financial Officer for the Dealer Services Division, Chief Financial Officer for the Employer Services Division and ADP’s Corporate Controller. Prior to joining ADP, Mr. Nietzel served for 17 years with Proctor & Gamble Inc. in numerous financial management roles in the United States, United Kingdom, and Australia. Mr. Nietzel holds a B.S. degree from Eastern Illinois University. Mr. Nietzel led and orchestrated the financial and administrative execution of the spin-off creating CDK Global in 2014 and has extensive management, financial and corporate experience, all of which we believe makes him well qualified to serve as a member of our Board.

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